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                                                                     EXHIBIT 3.3


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        GREEN TREE LEASE FINANCE II, INC.


     The following Amended and Restated Articles of Incorporation shall supersede and take the place of the existing Articles of Incorporation and all amendments thereto and shall become effective as of August 1, 2000:

     ARTICLE 1. Name. The name of the corporation is Green Tree Lease Finance II, Inc. (hereinafter called the "Corporation").

     ARTICLE 2. Registered Office. The address of the Corporation's registered office is 1100 Landmark Towers, 345 Saint Peter Street, St. Paul, Minnesota 55102-1641.

     ARTICLE 3. Purposes. The purposes for which the Corporation is organized are as follows:

          (a) to acquire a pool of equipment lease contracts ("Contracts") and the ownership interest in the equipment related to such Contracts ("Equipment") from Conseco Finance Vendor Services Corporation and to hold, sell, transfer or pledge such Contracts and an interest in such Equipment or rights thereto and/or the proceeds thereof, to one or more special purpose entities (which may take the form of corporations, limited liability companies, trusts, or other forms);

          (b) to form, and hold ownership or equity interests in, such special purpose entities;

          (c) to enter into any agreement relating to any Contracts and Equipment that provides for the administration, servicing and collection of amounts due on such Contracts;

          (d) to sell, lease, transfer or otherwise dispose of Equipment, provided that such sale, lease, transfer or other method of disposition does not expose the Corporation to any liability; and

          (e) to engage in any lawful act or activity and to exercise any powers permitted to corporations laws of the State of Minnesota that are incidental to and necessary, suitable or convenient for the accomplishment of the foregoing.

     The Corporation may not incur indebtedness other than liabilities incurred in the ordinary course of the business described above.
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     ARTICLE 4. Number of Shares. The total number of shares of all classes of stock which the Corporation has the authority to issue is 10, all of which shares are to be Common Stock, of the par value of $.01 per share. ARTICLE 5. Board of Directors.

          (a) The number of directors of the Corporation will not be less than three nor more than seven, with the exact number to be fixed in the Bylaws. The Board of Directors shall include at least two individuals who are Independent Directors. As used herein, an "Independent Director" shall be an individual who: (i) is not and has not been employed by Conseco Finance Corp. ("Conseco Finance") or any of its subsidiaries or affiliates as a director, officer or employee within the five years immediately prior to such individual's appointment as an Independent Director (provided that such individual may also serve as a director of other subsidiaries of Conseco Finance); (ii) is not (and is not affiliated with a company or a firm that is) a significant advisor or consultant to Conseco Finance or any of its subsidiaries and affiliates; (iii) is not affiliated with a significant customer or supplier of Conseco Finance or any of its subsidiaries or affiliates; (iv) is not affiliated with a company of which Conseco Finance or any of its subsidiaries and affiliates is a significant customer or supplier; (v) does not have significant personal services contract(s) with Conseco Finance or any of its subsidiaries or affiliates;
     (vi) is not affiliated with a tax-exempt entity that receives significant contributions from Conseco Finance or any of its subsidiaries or affiliates; (vii) is not the beneficial owner at the time of such individual's appointment as an Independent Director, or at any time thereafter while serving as an Independent Director, of such number of shares of any classes of common stock of Conseco Finance the value of which constitutes more than 0.1% of the outstanding common stock of Conseco Finance; and (viii) is not a spouse, parent, sibling or child of any person described by (i) through (vii).

          (b) As used in paragraph (a) of this Article 5, the following terms shall have the meanings set forth in this section:

               (i) An "affiliate" of a person, or a person "affiliated with" a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

               (ii) The term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

               (iii) The term "person" shall mean any individual, partnership, firm, corporation, association, limited liability company, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1996.


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               (iv) A "subsidiary" of Conseco Finance shall mean any corporation a majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries, by Conseco Finance.

               (v) A person shall be deemed to be, or to be affiliated with, a company or firm that is a "significant advisor or consultant to Conseco Finance or any of its subsidiaries or affiliates" if he, she, or it, as the case may be, received or would receive fees or similar compensation from Conseco Finance or any of its subsidiaries or affiliates in excess of the lesser of (A) 3% of the consolidated gross revenues which Conseco Finance and its subsidiaries received for the sale of their products and services during the last fiscal year of Conseco Finance; (B) 5% of the gross revenues of the person during the last calendar year if such person is a self-employed individual and
          (C) 5% of the consolidated gross revenues received by such company or firm for the sale of its products and services during its last fiscal year, if the person is a company or firm; provided, however, that director's fees and expense reimbursements shall not be included in the gross revenues of an individual for purposes of this determination.

               (vi) A "significant customer of Conseco Finance or any of its subsidiaries or affiliates" shall mean a customer from which Conseco Finance and any of its subsidiaries or affiliates collectively in the last fiscal year of Conseco Finance received payments in consideration for the products and services of Conseco Finance and its subsidiaries or affiliates which are in excess of 3% of the consolidated gross revenues of Conseco Finance and its subsidiaries during such fiscal year.

               (vii) A "significant supplier of Conseco Finance or any of its subsidiaries or affiliates" shall mean a supplier to which Conseco Finance and any of its subsidiaries or affiliates collectively in the last fiscal year of Conseco Finance made payments in consideration for the supplier's products and services in excess of 3% of the consolidated gross revenues of Conseco Finance and its subsidiaries during such fiscal year.

               (viii) Conseco Finance or any of its subsidiaries and affiliates shall be deemed a "significant customer" of a company if Conseco Finance and any of its subsidiaries and affiliates collectively were the direct source during such company's last fiscal year of in excess of 5% of the gross revenues which such company received for the sale of its products and services during such fiscal year.

               (ix) Conseco Finance or any of its subsidiaries and affiliates shall be deemed a "significant supplier" of a company if Conseco Finance and any of its subsidiaries and affiliates collectively received in such company's last fiscal year payments from such company in excess of 5% of the gross revenues which such company received during such fiscal year for the sale of its products and services.

               (x) A person shall be deemed to have "significant personal services contract(s) with Conseco Finance or any of its subsidiaries or affiliates" if the fees and other compensation received by the person pursuant to personal services contract(s) with Conseco Finance


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          and any of its subsidiaries or affiliates exceeded or would exceed 5%
          of his or her gross revenues during the last calendar year.

               (xi) A tax-exempt entity shall be deemed to receive "significant contributions from Conseco Finance or any of its subsidiaries or affiliates" if such tax-exempt entity received during such tax-exempt entity's last fiscal year contributions from Conseco Finance or its subsidiaries or affiliates in excess of the lesser of (A) 3% of the consolidated gross revenues of Conseco Finance and its subsidiaries during such fiscal year and (B) 5% of the contributions received by the tax-exempt entity during such fiscal year.

          (c) To the fullest extent permitted by the Minnesota Business Corporation Act, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

     ARTICLE 6. Internal Affairs. The Corporation will conduct its affairs in accordance with the following provisions:

          (a) it will establish an office through which its business will be conducted, which office will be separate and apart from that of any person or entity owning beneficially more than 50% of the outstanding shares of Common Stock of the Corporation and will be separate and apart from that of any of such owner's subsidiaries or affiliates other than the Corporation;

          (b) it will maintain separate corporate records and books of account from those of such owner, subsidiaries and affiliates as are referred to in
     (a);

          (c) its assets will not be commingled with those of any other corporation; and

          (d) its Board of Directors will hold regular meetings, not less frequently than once every calendar quarter, to review the actions of the officers of the Corporation and to authorized and approve (1) all transactions outside the ordinary course of the Corporation's business, and
     (2) such other transactions, agreements and actions of the Corporation as the Board of Directors deems appropriate in connection with its review and supervision of the Corporation's actions. The Board of Directors must consider the interests of the creditors of the Corporation in connection with all corporate actions.

     ARTICLE 7. Written Action By Directors. An action required or permitted to be taken at a meeting of the Board of Directors of the Corporation may be taken by a written action signed, or counterparts of a written action signed, in the aggregate by all of the directors unless the action need not be approved by the shareholders of the Corporation, in which case the actions may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the Corporation at which all of the directors were present.


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     ARTICLE 8. Limitations on Actions. Notwithstanding any other provision of the Articles of Incorporation, Bylaws or any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without (i) the affirmative vote of 100% of the members of the Board of Directors of the Corporation, including the affirmative vote of the Independent Director:

          (a) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consent or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Corporation; provided, that if there shall not be two Independent Directors then in office and acting, a vote upon any matter set forth in this paragraph (a) of this Article 8 shall not be taken unless and until two Independent Directors shall have been appointed and qualified;

          (b) amend, alter, change or repeal any of the following articles of these Articles of Incorporation: Article 3, Article 5, Article 6 or this
     Article 8; or

          (c) (i) engage in any business or activity other than as authorized by
     Article 3 hereof, (ii) dissolve or liquidate, in whole or in part or (iii) consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, or permit any entity to merge into it or convey, transfer or lease its properties and assets substantially as an entirety to it.

     ARTICLE 9. Amendment, Alteration or Repeal. The Corporation reserves the right to amend, alter, or repeal any other provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights of shareholders herein are subject to this reservation; provided, however, that Article 3, Article 5, Article 6 and Article 8 may be amended only in accordance with Article 8 of these Articles of Incorporation.


Dated: July 24, 2000                   GREEN TREE LEASE FINANCE II, INC.

                                       /s/ Brian F. Corey
                                       -----------------------------------------
                                       Brian F. Corey
                                       Senior Vice President and Secretary


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